Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-197313 and No. 333-205155) pertaining to the 2011 Global Share Plan and 2014 Share Incentive Plan of Jumei International Holding Limited of our reports dated April 30, 2019, with respect to the consolidated financial statements of Jumei International Holding Limited, and the effectiveness of internal control over financial reporting of Jumei International Holding Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People's Republic of China

April 30, 2019